Exhibit 99.1

Antero Resources Reports Third Quarter 2018 Financial and Operational Results

Denver, Colorado, October 31, 2018—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its third quarter 2018 financial and operational results.  The relevant consolidated and consolidating financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018, which has been filed with the Securities and Exchange Commission (“SEC”).  The relevant Stand-Alone financial statements are also included in Antero’s Form 10-Q within the Parent column of the guarantor footnote (Note 16).

Highlights Include:

•                  Net daily gas equivalent production averaged a record 2,718 MMcfe/d (29% liquids), a 17% increase over the prior year period and an 8% increase sequentially

•                  Liquids production averaged 129,352 Bbl/d with 25% ethane recovery, including oil production of 10,632 Bbl/d, a 15% increase over the prior year period and a 14% increase sequentially, contributing 43% of total product revenues before hedges

•                  Realized natural gas price averaged $2.95 per Mcf, a $0.05 premium to the NYMEX Henry Hub natural gas price per MMBtu before hedges

•                  Realized natural gas equivalent price averaged $3.70 per Mcfe before hedges, driven by a $0.75 per Mcfe uplift from liquids production and prices

•                  Realized natural gas equivalent price averaged $3.98 per Mcfe after hedges

•                  GAAP net loss was reported at $154 million, or $0.49 per diluted share, Non-GAAP Adjusted Net Income at $77 million, or $0.24 per diluted share, and Non-GAAP Stand-Alone Adjusted Net Income at $73 million, or $0.23 per diluted share

•                  Reported Non-GAAP Adjusted EBITDAX of $498 million and Non-GAAP Stand-Alone Adjusted EBITDAX of $419 million, each representing a 48% increase over the prior year period

•                  73 wells were brought to sales during the quarter, a company record

•                  As previously announced, 53% owned Antero Midstream and AMGP announced plans to simplify the corporate structure of the midstream business by merging and converting to a C-corp

•                  Also previously announced, Antero Resources plans to execute a $600 million share repurchase program, representing over 10% of shares outstanding, to be completed over the next 12 to 18 months depending on market conditions

Commenting on the quarter, Paul Rady, Chairman and CEO said, “We completed more wells in the third quarter than any quarter in Antero’s history with 73 wells turned to sales, a testament to the Company’s outstanding operational team.  This level of activity could not have been achieved without the excellent coordination between our upstream and midstream businesses.  Due to the efficiency gains realized during the first nine months of 2018, which accelerated the completion pace and reduced completion crew needs, capital spending is expected to decline substantially during the fourth quarter of 2018 as we are currently operating only five drilling rigs and three completion crews.  Having recently surpassed the 3 Bcfe/d of production milestone for the month of October, the fourth quarter is expected to be an important inflection point for the Company as we expect to deliver attractive cash flow from operations growth combined with a reduction in capital spending.”

Mr. Rady further commented, “In addition to the operational success, we recently announced the simplification of our midstream structure. It is an immediately accretive transaction to both Antero Midstream and AMGP that was a win-win-win across the Antero family.  Importantly, our organic growth strategy and integration with Antero Midstream remains unchanged.  We believe the new midstream business structure will be better aligned with Antero Resources shareholder interests and allow us to accelerate plans to return capital to shareholders from the combination of transaction proceeds and expected stand-alone free cash flow generation.”

Recent Developments

$600 Million Share Repurchase Program

As announced on October 9, 2018, Antero’s board approved a share repurchase program of up to $600 million, to be executed over the next 12 to 18 months.  The open market share repurchase program is expected to commence during the fourth quarter of 2018, with the 18-month window providing the company flexibility to be opportunistic regarding the share repurchase price. Leverage targets remain a top priority for Antero, with a 2.25x Stand-Alone Net Debt to Non-GAAP Stand-Alone Adjusted EBITDAX target for year-end 2018 and at or below 2.0x for year-end 2019 expected, including the share repurchase program.  This program is expected to be fully funded with cash proceeds from the following:

•                  At least $300 million in cash proceeds related to the midstream simplification.  The cash consideration to Antero could increase depending on the proportion of merger consideration that AM public unitholders elect to take in cash.

•                  Up to $300 million from a portion of the expected Stand-Alone Free Cash Flow to be generated over the next 12 to 18 months, including $125 million from the first tranche of the Antero Midstream water earn-out payments expected in early 2020.

Antero Midstream Simplification Transaction

On October 9, 2018, Antero Midstream Partners LP (“Antero Midstream”) and Antero Midstream GP LP (“AMGP”) announced that they entered into a definitive agreement for AMGP to acquire all outstanding Antero Midstream common units in a stock and cash transaction. The transaction results in the elimination of the outstanding incentive distribution rights (“IDRs”) and simplifies the structure of the midstream business into one publicly-traded corporation (“New AM”).  New AM will be a corporation for both tax and governance purposes with a majority of independent directors upon closing.  Under the terms of the agreement, Antero Resources will be entitled to receive a combination of $3.00 in cash and 1.6023 shares of New AM stock for each AM unit owned, resulting in aggregate consideration valued at $30.43 per AM unit, based on the October 8, 2018 closing price.  AM public unitholders will be entitled to $3.145 in cash and 1.635 shares of New AM stock for each AM unit owned. For further details and transaction merits, please visit the investor relations section of Antero Resources, Antero Midstream and AMGP websites, which includes press releases and accompanying presentations relating to the transaction.

Third Quarter 2018 Financial Results

As of September 30, 2018, Antero Resources owned a 53% limited partner interest in Antero Midstream Partners LP (“Antero Midstream”). Pro forma for the previously announced midstream simplification transaction which is expected to close in the first quarter of 2019, Antero Resources will own a 31% common stock interest in Antero Midstream assuming Antero Resources receives its proportionate share of cash consideration in the transaction.  Antero Midstream’s results will continue to be consolidated within Antero Resources’ results.

For the three months ended September 30, 2018, Antero reported a GAAP net loss of $154 million, or $0.49 per diluted share, compared to a net loss of $135 million, or $0.43 per diluted share, in the prior year period.  Excluding items detailed in “Non-GAAP Financial Measures,” Non-GAAP Adjusted Net Income was $77 million, or $0.24 per diluted share, compared to a $9 million, or $0.03 per diluted share, in the prior year period.  Non- GAAP Stand-Alone Adjusted Net Income was $73 million, or $0.23 per diluted share, compared to $5 million, or $0.01 per diluted share, in the prior year period.  Non- GAAP Adjusted EBITDAX was $498 million, a 48% increase compared to $336 million in the prior year period, and Non- GAAP Stand-Alone Adjusted EBITDAX was $419 million, a 48% increase compared to $284 million in the prior year period.  Third quarter 2018 results include settled marketing derivative losses of $16 million.

The following table details the components of average net production and average realized prices for the three months ended September 30, 2018:

	Three Months Ended September 30, 2018
	Natural Gas (MMcf/d)	Oil (Bbl/d)	C3+ NGLs (Bbl/d)	Ethane (Bbl/d)	Combined Natural Gas Equivalent (MMcfe/d)
Average Net Production	1,942	10,632	79,819	38,901	2,718

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	C3+ NGLs ($/Bbl)	Ethane ($/Bbl)	Combined Gas Equivalent ($/Mcfe)
Average realized prices before settled derivatives	$2.95	$61.06	$38.41	$15.70	$3.70
Settled commodity derivatives	0.56	(7.06)	(3.09)	—	0.28
Average realized prices after settled derivatives	$3.51	$54.00	$35.32	$15.70	$3.98

NYMEX average price	$2.90	$69.76			$2.90
Premium / (Differential) to NYMEX	$0.61	$(15.76)			$1.08

Net daily natural gas equivalent production in the third quarter averaged 2,718 MMcfe/d, including 129,352 Bbl/d of liquids (29% of production), an increase of 17% compared to the prior year period and an 8% increase sequentially.  As described in more detail below, Antero experienced production curtailments during the latter part of the second quarter and into the third quarter due to oil hauling constraints.  The Company estimates that the curtailment negatively impacted production by 86 MMcfe/d during the third quarter.  Natural gas production averaged 1,942 MMcf/d, oil production averaged 10,632  Bbl/d, C3+ NGLs production averaged 79,819 Bbl/d, and recovered ethane production averaged 38,901 Bbl/d. Total liquids production grew 15% compared to the prior year period and 14% sequentially.  Liquids revenue represented approximately 43% of total product revenue before hedges, an increase from 38% of total product revenue in the prior year period.  This increase reflects the continued effect of Antero’s development plan on liquids-rich Marcellus acreage as well as the substantial increase in liquids pricing year-over-year.  Furthermore, Antero exited the third quarter of 2018 with strong momentum driven by 73 wells brought to sales primarily on liquids-rich Marcellus acreage.

Antero experienced production curtailments during the latter part of the second quarter and into the third quarter due to oil hauling constraints.  The Company estimates that the curtailments negatively impacted production by an average of 86 MMcfe/d during the third quarter.  Production constraints were alleviated in September, as trucking capacity sufficiently met oil production and worked down an oil inventory surplus by the end of the period.  The Company does not anticipate further trucking constraints, as fourth quarter oil inventory levels have largely normalized and trucking capacity now equals oil production.

Antero’s average realized natural gas price before hedging was $2.95 per Mcf, a $0.05 per Mcf premium to the average NYMEX Henry Hub price during the period, representing a 9% increase versus the prior year period.  Including hedges, Antero’s average realized natural gas price was $3.51 per Mcf, a $0.61 premium to the average NYMEX price, reflecting the realization of a cash settled natural gas hedge gain of $101 million, or $0.56 per Mcf.  Antero’s average realized C3+ NGL price before hedging was $38.41 per barrel, or 55% of the average NYMEX WTI oil price, representing a 33% increase versus the prior year period.  Including hedges, Antero’s average realized C3+ NGL price was $35.32 per barrel, reflecting the realization of a cash settled C3+ hedge loss of $23 million, or $3.09 per barrel.

Antero’s average realized oil price before hedging was $61.06 per barrel, a $8.70 negative differential to the average NYMEX WTI price and a 44% increase versus the prior year period. Including hedges, the average realized oil price was $54.00 per barrel, reflecting the realization of a cash settled WTI crude oil loss of $7 million, or $7.06 per barrel.  The average realized ethane price was $0.37 per gallon, or $15.70 per barrel, a 76% increase compared to $0.21 per gallon, or $8.53 per barrel, in the prior year period.

Antero’s average natural gas equivalent price including recovered C2+ NGLs and oil, but excluding hedge settlements, was $3.70 per Mcfe, representing a 19% increase compared to the prior year period.  Including hedges, the Company’s average natural gas equivalent price was $3.98 per Mcfe, a 17% increase from the prior year period, primarily driven by higher realized liquids prices and hedge gains.  Net cash settled hedge gains on all products were $71 million, or $0.28 per Mcfe.

Total revenue in the third quarter was $1.1 billion, compared to $648 million in the prior year period.  Revenue included a $14 million non-cash loss on unsettled commodity derivatives and a $16 million non-cash gain on unsettled marketing derivatives, while the prior year included an $877 million non-cash loss on unsettled commodity derivatives primarily driven by a $750 million hedge monetization.  Non-GAAP revenue excluding gains and losses on unsettled derivatives was $1.1 billion, a 39% increase versus the prior year period.  Please see “Non-GAAP Financial Measures” for a description of Revenue Excluding Unrealized Derivative Gains (Losses).

The following table presents a calculation of Non-GAAP Stand-Alone Adjusted EBITDAX margin and Non-GAAP Adjusted EBITDAX margin, in each case on a per Mcfe basis with and without the effect of cash receipts for settled commodity derivatives, and reconciliation to realized price before cash receipts for settled derivatives, the nearest GAAP financial measure.  Consolidated and Stand-Alone EBITDAX margin represents adjusted EBITDAX divided by production, a measure that helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-Alone basis) from period to period by removing the effect of its capital structure from its operating structure.

	Stand-Alone		Consolidated
	Three months ended September 30,		Three months ended September 30,
	2017	2018	2017	2018
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled derivatives	$3.10	3.70	$3.10	3.70
Gathering, compression, and water handling and treatment revenues	N/A	N/A	0.01	0.02
Distributions from unconsolidated affiliates	N/A	N/A	0.02	0.05
Distributions from Antero Midstream	0.15	0.18	N/A	N/A
Gathering, compression, processing and transportation costs	(1.73)	(1.77)	(1.32)	(1.31)
Lease operating expense	(0.11)	(0.14)	(0.11)	(0.15)
Marketing, net (1)	(0.13)	(0.31)	(0.13)	(0.31)
Production and ad valorem taxes	(0.10)	(0.12)	(0.11)	(0.12)
General and administrative (excluding equity-based compensation)	(0.14)	(0.14)	(0.17)	(0.17)
Adjusted EBITDAX margin before settled commodity derivatives	1.04	1.40	1.29	1.71
Cash receipts for settled commodity derivatives	0.29	0.28	0.29	0.28
Adjusted EBITDAX margin ($ per Mcfe):	$1.33	1.68	$1.58	1.99

(1)Includes cash payments for settled marketing derivative losses of $0.06 per Mcfe in 2018.  Includes marketing revenues of $89.6 million and marketing expense of $151.8 million.

Stand-Alone per unit distributions from Antero Midstream contributed $0.18 per Mcfe compared to $0.15 per Mcfe in the prior year period.

Stand-Alone per unit cash production expense, which equals the sum of the GAAP measures lease operating, gathering, compression, processing, transportation, and production and ad valorem taxes, was $2.03 per Mcfe, a 5% increase compared to $1.94 per Mcfe in the prior year period.  The per unit cash production expense for the quarter included  $1.77 per Mcfe for gathering, compression, processing and transportation costs, $0.14 per Mcfe for lease operating costs, and $0.12 per Mcfe for production and ad valorem taxes.  Lease operating expenses increased in the third quarter due to an increase in produced water from newer wells that were completed with higher water intensity advanced completions.

Stand-Alone per unit net marketing expense was $0.31 per Mcfe compared to $0.13 per Mcfe reported in the prior year period.  Net marketing expense increased due to higher unutilized excess capacity related to the Rover mainline that was placed in service in late 2017 and the inability to utilize the Rover Sherwood Lateral which is still pending FERC approval to be placed in service.  Net marketing expense included a $0.06 per Mcfe loss for settled marketing derivatives related to contracts that had resulted in realized gains in the first quarter of 2018.  See note 11 to the condensed consolidated financial statements in Antero’s Form 10-Q for more information on these contracts.

Stand-Alone per unit general and administrative expense, excluding non-cash equity-based compensation expense, was $0.14 per Mcfe, consistent with the prior year period.

Realized price before cash receipts for settled derivatives was $3.70 per Mcfe, a 19% increase from the prior year period, primarily due to the improving natural gas liquids prices. Stand-Alone Adjusted EBITDAX margins before commodity derivative were $1.40 per Mcfe, a 35% increase from the prior year period, primarily due to improving NGL and oil prices.  Stand-Alone Adjusted EBITDAX margin after commodity derivatives was $1.68 per Mcfe, a 26% increase from the prior year period.  Consolidated Adjusted EBITDAX margin was $1.99 per Mcfe, compared to $1.58 per Mcfe in the prior year period.

Stand-Alone Adjusted EBITDAX was $419 million for the third quarter of 2018, a 48% increase compared to $284 million in the prior year period.  The increase was primarily driven by increased production and pricing.  Stand-Alone Adjusted EBITDAX in the fourth quarter of 2018 is expected to increase to $500 to $525 million on the strength of a substantial increase in production and continued favorable liquids pricing.  Consolidated Adjusted EBITDAX was $498 million, compared to $336 million in the prior year period, a 48% increase over the prior year period.

Stand-Alone net cash provided by operating activities was $367 million for the period.  Stand-Alone Adjusted Operating Cash Flow was $362 million, a 63% decrease from the prior year period, as prior year period cash flow included a $750 million hedge monetization.  Excluding the hedge monetization, Stand-Alone Adjusted Operating Cash Flow increased 63% over the prior year period.  Stand-Alone Adjusted Operating Cash Flow in the fourth quarter of 2018 is expected to increase to $425 to $475 million, a sequential increase of nearly 25% at the midpoint.

Consolidated net cash provided by operating activities was $421 million for the period.  Consolidated Adjusted Operating Cash Flow was $424 million during the third quarter, a 58% decrease compared to the prior year period.  Excluding the $750 million hedge monetization, consolidated Adjusted Operating Cash Flow increased by 60% over the prior year period.

Operating Update

Third Quarter 2018

Marcellus Shale — Antero placed 58 horizontal Marcellus wells to sales during the third quarter of 2018 with an average lateral length of 9,100 feet and an average 30-day rate per well of 18.3 MMcfe/day on choke. The 30-day average rate per well included 1,073 Bbl/d of liquids, representing oil, C3+ NGLs and 25% ethane recovery.

Two Marcellus pads and one westerly well are highlighted below.  The results are particularly encouraging given that the wells were curtailed at various times due to trucking constraints during the third quarter.

•                  A 8-well pad in Doddridge County with an average lateral length of 9,750’ produced a 60-day average rate of 186.4 MMcfe/d, or 23.3 MMcfe/d per well, including 1,077 Bbl/d of C2+ NGLs and 203 Bbls/d of condensate, with 25% ethane recovery

•                  A 7-well pad in Tyler County with an average lateral length of 9,722’, produced a 60-day average rate of 142.1 MMcfe/d, or 20.3 MMcfe/d per well, including 1,015 Bbl/d of C2+ NGLs and 117 Bbl/d of condensate, with 25% ethane recovery

•                  A well in the highest BTU regime had a lateral length of 11,856’ and produced a 60-day rate of 25.5 MMcfe/d, including 1,321 Bbl/d of C2+ and with 388 Bbl/d of condensate

Completion efficiencies continued to improve during the third quarter, increasing from 5.0 completion stages per day in the second quarter to 5.5 stages per day in the third quarter.  During the month of September, Antero averaged 6.0 stages per day.  These efficiency gains allowed Antero to release three completion crews during the quarter, which will result in an average of four crews during the second half of 2018, compared to six crews in the first half of 2018. Antero is currently running five drilling rigs in the Marcellus Shale.  The Company expects to place a total of 27 wells to sales in the Marcellus during the fourth quarter with an average lateral length of approximately 9,500’.  The significant reduction in activity compared to the previous quarters in 2018, is expected to substantially reduce capital spending during the fourth quarter of 2018 compared to the third quarter.

Ohio Utica Shale — Antero placed 15 horizontal Ohio Utica wells to sales during the third quarter of 2018 with an average lateral length of approximately 10,400 feet and an average 30-day rate per well of 17.7 MMcfe/d on choke. The Company does not plan to operate any drilling rigs or completion crews in the Ohio Utica Shale during the fourth quarter of 2018 as the development plan continues to focus on liquids-rich locations in the Marcellus.

President and CFO, Glen Warren, commented, “The operational achievements realized through the first nine months of 2018 provide Antero with significant momentum as we exit the year.  The robust quarterly activity, combined with the strength in liquids pricing, positions Antero for an exciting inflection point of generating strong operating cash flow with capital discipline in the fourth quarter of 2018.  The increase in liquids pricing and the 19% year-over-year increase in realized gas equivalent product price for Antero illustrates Antero’s pricing leverage despite its fully hedged natural gas production. Antero’s liquids exposure is underscored by our position as one of the largest NGL producers in the U.S.

Mr. Warren continued, “With the Board’s recent approval of a $600 million share repurchase program, Antero is well-positioned to deliver on its stated goal of returning capital to shareholders, while simultaneously reducing leverage.  Combined with expected proceeds of approximately $300 million from the closing of the simplification transaction, we plan to return the majority of forecast free cash flow in the fourth quarter of 2018 and in 2019 to our shareholders.”

Third Quarter 2018 Capital Investment

Antero invested $373 million on drilling and completion capital expenditures for the three months ended September 30, 2018.  In addition, the Company invested $43 million for land, $131 million for gathering and compression systems and $19 million for water infrastructure projects.  Antero’s Stand-Alone drilling and completion capital expenditures for the three months ended September 30, 2018, were $441 million.  In the fourth quarter of 2018, Antero expects consolidated drilling and completion capital expenditures to be in the range of $200 to $250 million.  Despite a 50% reduction in completion crews from six to three, record completion efficiencies continued to outpace expectations, shifting forward completion stages originally scheduled for early 2019 into late 2018. Antero made the decision to pull forward its McKim Pad to optimize the efficiency of its completion crews, as well as take advantage of the favorable liquids pricing environment. This 9-well pad is anticipated to have capital expenditures of $92 million, average 1,260 BTU and is scheduled to be turned to sales in January of 2019.  As a result of accelerating the McKim Pad, for the full year 2018, Antero expects consolidated drilling and completion capital expenditures to be in the range of $1.35 — $1.4 billion, a modest increase of $50 to $100 million from previous expectations.

Balance Sheet and Liquidity

As of September 30, 2018, Antero’s total debt was $5.4 billion and Non-GAAP Stand-Alone net debt was $4.0 billion, of which $547 million were borrowings outstanding under the Company’s revolving credit facility.  Total lender commitments under this facility were $2.5 billion and the borrowing base is $4.5 billion.  After deducting letters of credit outstanding, the Company had $1.5 billion in available Stand-Alone liquidity as of September 30, 2018.  As of September 30, 2018, Antero’s Stand-Alone Net Debt to trailing twelve months Stand-Alone Adjusted EBITDAX ratio was 2.5x.

Commodity Derivative Positions

Antero’s estimated natural gas production for the fourth quarter of 2018 at the midpoint of guidance is approximately fully hedged at an average index price of $3.53 per MMBtu.  The Company’s target natural gas production for 2019 is fully hedged at an average index price of $3.50 per MMBtu. In total, Antero has hedged 2.2 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from October 1, 2018, through December 31, 2023, at an average index price of $3.30 per MMBtu.  As of September 30, 2018, the Company’s estimated fair value of commodity derivative instruments was $1.2 billion.

The following table summarizes Antero’s hedge position as of September 30, 2018:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price
4Q 2018:
NYMEX Henry Hub	2,002,500	$3.53	—	—
Propane MB ($/Gal)	—	—	26,000	$0.77
NYMEX WTI ($/Bbl)	—	—	6,000	$56.99
4Q 18 Total(1)	2,002,500	$3.53	32,000	N/A	(1)
2019:
NYMEX Henry Hub	2,330,000	$3.50	—	—
2020:
NYMEX Henry Hub	1,417,500	$3.25	—	—
2021:
NYMEX Henry Hub	710,000	$3.00	—	—
2022:
NYMEX Henry Hub	850,000	$3.00	—	—
2023:
NYMEX Henry Hub	90,000	$2.91	—	—

(1)         Average index price is not applicable as 2018 liquids hedges include propane and oil hedges.

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com.  A summary of the results are provided below:

	Three Months Ended
	September,
Average Daily Volumes:	2017	2018	% Change
Low Pressure Gathering (MMcf/d)	1,586	2,166	37%
Compression (MMcf/d)	1,207	1,756	45%
High Pressure Gathering (MMcf/d)	1,918	2,173	13%
Fresh Water Delivery (MBbl/d)	142	195	37%
Wastewater Treatment (MBbl/d)	—	12	*
Gross Joint Venture Processing (MMcf/d)	368	606	65%
Gross Joint Venture Fractionation (MBbl/d)	6,431	17,365	170%

Net income for the third quarter of 2018 was $120 million, a 48% increase compared to the prior year quarter.  Net income per limited partner unit was $0.44 per unit, a 33% increase compared to the prior year quarter.  Adjusted EBITDA was $186 million, a 46% increase compared to the prior year quarter.  Distributable Cash Flow was $157 million, a 52% increase over the prior year quarter, resulting in a DCF coverage ratio of 1.3x.  For a description of Antero Midstream’s Adjusted EBITDA and Distributable Cash Flow, and reconciliations to their nearest GAAP measures, please read “Non-GAAP Financial Measures.”

Conference Call

A conference call is scheduled on Thursday, November 1, 2018 at 9:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”. A telephone replay of the call will be available until Thursday, November 8, 2018 at 9:00 am MT at 844-512-2921 (U.S.) or 412-317-6671 (International) using the passcode 10123136.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Thursday, November 8, 2018 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the November 1, 2018 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Guidance

Included in this release are updated 2018 guidance projections. Any 2018 projections not discussed in this release are unchanged from previously stated guidance.

Non-GAAP Financial Measures

Revenue Excluding Unrealized Derivative (Gains) Losses

Revenue Excluding Unrealized Derivative (Gains) Losses as set forth in this release represents total revenue adjusted for non-cash (gains) losses on unsettled derivatives.  Antero believes that Revenue Excluding Unrealized Derivative (Gains) Losses is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue Excluding Unrealized Derivative (Gains) Losses is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total revenue as an indicator of financial performance.  The following table reconciles total revenue to Revenue Excluding Unrealized Derivative (Gains) Losses:

	Three months ended		Nine months ended
	September 30,		September 30,
	2017	2018	2017	2018

Total revenue	$647,880	$1,076,533	$2,633,848	$3,093,978
Commodity derivative fair value (gains) losses	65,957	(57,020)	(458,459)	(134,793)
Marketing derivative fair value (gains) losses	—	43	—	(94,081)
Gains on settled commodity derivatives	61,479	71,144	137,392	268,369
Gains (losses) on settled marketing derivatives	—	(16,060)	—	78,098
Revenue Excluding Unrealized Derivative (Gains) Losses	$775,316	$1,074,640	$2,312,781	$3,211,571

Adjusted Net Income & Stand-Alone Adjusted Net Income

Adjusted Net Income as set forth in this release represents net income, adjusted for certain items.  Stand-Alone Adjusted Net Income as presented in this release represents net income that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements, adjusted for certain items.  Antero believes that Adjusted Net Income and adjusted net income per share is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted Net Income and Stand-Alone Adjusted Net Income are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for net income as an indicator of financial performance.  The following table reconciles net (loss) before income taxes to Adjusted Net Income and Stand-Alone net (loss) to Stand-Alone Adjusted Net Income (in thousands):

	Stand-Alone Three months ended		Consolidated Three months ended
	September 30,		September 30,
	2017	2018	2017	2018

Net Income (loss) attributable to Antero Resources Corp	$(135,063)	(154,419)	$(135,063)	$(154,419)
Income tax expense (benefit)	(45,078)	18,953	(45,078)	18,953
Commodity derivative fair value (gains) losses	65,957	(57,020)	65,957	(57,020)
Gains on settled commodity derivatives	61,479	71,144	61,479	71,144
Marketing derivative fair value losses	—	43	—	43
Losses on settled marketing derivatives	—	(16,060)	—	(16,060)
Impairment of unproved properties	41,000	221,095	41,000	221,095
Impairment of gathering systems and facilities	—	—	—	1,157
Equity-based compensation	19,248	11,674	26,447	16,202
Income before income taxes, as adjusted	$7,543	$95,410	$14,742	$101,095
Income tax, at the blended statutory rate (1)	(2,854)	(22,603)	(5,578)	(23,950)
Adjusted Net Income	$4,689	$72,807	$9,164	$77,145

Fully Diluted Shares Outstanding	315,463	317,082	315,463	317,082

Per Diluted Share Amounts
Net income (loss) per diluted share attributable to Antero Resources Corp	$(0.43)	$(0.49)	$(0.43)	$(0.49)
Income tax expense (benefit)	(0.14)	0.06	(0.14)	0.06
Commodity derivative fair value (gains) losses	0.21	(0.18)	0.21	(0.18)
Gains on settled commodity derivatives	0.19	0.22	0.19	0.22
Marketing derivative fair value losses	—	0.00	—	0.00
Losses on settled marketing derivatives	—	(0.05)	—	(0.05)
Impairment of unproved properties	0.13	0.70	0.13	0.70
Impairment of gathering systems and facilities	—	—	—	0.00
Equity-based compensation	0.06	0.04	0.08	0.05
Income before income taxes, as adjusted	0.02	0.30	0.05	0.32
Income tax expense, at the blended statutory rate (1)	(0.01)	(0.07)	(0.02)	(0.08)
Adjusted Net Income Per Share	$0.01	$0.23	$0.03	$0.24

(1)  Deferred taxes to be approximately 38% for 2017 and 24% for 2018.

Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow

Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities before changes in working capital items.  Stand-Alone Adjusted Operating Cash Flow as presented in this release represents net cash provided by operating activities that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements before changes in working capital items.  Adjusted Operating Cash Flow is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Adjusted Operating Cash Flow is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Free Cash Flow as defined by the Company represents Stand-Alone Adjusted Operating Cash Flow, less Stand-Alone Drilling and Completion capital, less Land Maintenance Capital.

Management believes that Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow are useful indicators of the company’s ability to internally fund its activities and to service or incur additional debt on a consolidated and Stand-Alone basis. Management believes that changes in current assets and liabilities, which are excluded from the calculation of these measures, relate to the timing of cash receipts and disbursements and therefore may not relate to the period in which the operating activities occurred and generally do not have a material impact on the ability of the company to fund its operations.

There are significant limitations to using Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow reported by different companies.  Adjusted Operating Cash Flow, Stand-Alone Adjusted Operating Cash Flow and Free Cash Flow do not represent funds available for discretionary use because those funds may be required for debt service, land acquisitions and lease renewals, other capital expenditures, working capital, income taxes, exploration expenses, and other commitments and obligations.

Adjusted Operating Cash Flow and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to Adjusted Operating Cash Flow as used in this release (in thousands):

	Stand-Alone		Consolidated
	Three months ended		Three months ended
	September 30,		September 30,
	2017	2018	2017	2018

Net cash provided by operating activities	$1,009,906	367,012	$1,045,222	421,458
Net change in working capital	(38,129)	(5,505)	(29,899)	2,053
Adjusted Operating Cash Flow	$971,777	361,507	$1,015,323	423,511

Antero has not included a reconciliation of fourth quarter 2018 Stand-Alone Adjusted EBITDAX to their nearest GAAP financial measures for the fourth quarter of 2018 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise.  Antero is able to forecast the following reconciling items for the fourth quarter of 2018 between Stand-alone Adjusted EBITDAX to net income from continuing operations including noncontrolling interest:

	Stand-alone
(in thousands)	Low	High
Interest expense	$50,000	$60,000
Depreciation, depletion, amortization, and accretion expense	210,000	230,000
Exploration expense	500	1,000
Equity-based compensation expense	11,000	13,000
Distributions from limited partner interest in Antero Midstream	40,000	45,000

Antero has a significant portfolio of commodity derivative contracts that it does not account for using hedge accounting, and forecasting unrealized gains or losses on this portfolio is impracticable and imprecise due to the price volatility of the underlying commodities.  Antero is also forecasting no impact from franchise taxes, gain or loss on early extinguishment of debt, or gain or loss on sale of assets, for the fourth quarter of 2018.

Antero has not included reconciliations of Stand-alone Adjusted Operating Cash Flow and Free Cash Flow to their nearest GAAP financial measures for the fourth quarter of 2018 because it would be impractical to forecast changes in current assets and liabilities.

Total Debt, Net Debt and Stand-Alone Net Debt

Net Debt is calculated as total debt less cash and cash equivalents.  Management uses Consolidated Net Debt and Stand-Alone Net Debt to evaluate its financial position, including its ability to service its debt obligations.

The following table reconciles consolidated total debt to Consolidated Net Debt and Stand-Alone Net Debt as used in this release (in thousands):

	December 31,	September 30,
	2017	2018

AR bank credit facility	$185,000	547,000
AM bank credit facility	555,000	875,000
5.375% AR senior notes due 2021	1,000,000	1,000,000
5.125% AR senior notes due 2022	1,100,000	1,100,000
5.625% AR senior notes due 2023	750,000	750,000
5.375% AM senior notes due 2024	650,000	650,000
5.000% AR senior notes due 2025	600,000	600,000
Net unamortized premium	1,520	1,312
Net unamortized debt issuance costs	(41,430)	(36,308)
Consolidated total debt	$4,800,090	5,487,004
Less: AR cash and cash equivalents	20,078	—
Less: AM cash and cash equivalents	8,363	—
Consolidated Net Debt	$4,771,649	5,487,004

Less: Antero Midstream debt net of cash and unamortized premium and debt issuance costs	$1,187,637	1,516,854
Stand-Alone Net Debt	$3,584,012	3,970,150

Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX

Adjusted EBITDAX as defined by the Company represents net income or loss, including noncontrolling interests, before interest expense, interest income, derivative fair value gains or losses, but including net cash receipts or payments on derivative instruments included in derivative fair value gains or losses, taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, and gain or loss on sale of assets. Adjusted EBITDAX also includes distributions from unconsolidated affiliates and excludes equity in earnings or losses of unconsolidated affiliates.

Stand-Alone Adjusted EBITDAX as defined by the Company represents income or loss as reported in the Parent column of Antero’s guarantor footnote to its financial statements before interest expense, interest income, gains or losses from commodity derivatives and marketing derivatives, but including net cash receipts or payments on derivative instruments included in derivative gains or losses, income taxes, impairments, depletion, depreciation, amortization, and accretion, exploration expense, equity-based compensation, gain or loss on early extinguishment of debt, gain or loss on sale of assets, equity in earnings or loss of Antero Midstream and gain or loss on changes in the fair value of contingent acquisition consideration. Stand-Alone Adjusted EBITDAX also includes distributions received from limited partner interests in Antero Midstream common units.

The GAAP financial measure nearest to Adjusted EBITDAX is net income or loss including noncontrolling interest that will be reported in Antero’s condensed consolidated financial statements.  The GAAP financial measure nearest to Stand-Alone Adjusted EBITDAX is Stand-Alone net income or loss that will be reported in the Parent column of Antero’s guarantor footnote to its financial statements. While there are limitations associated with the use of Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX described below, management believes that these measures are useful to an investor in evaluating the company’s financial performance because these measures:

•                  are widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations (both on a consolidated and Stand-Alone basis) from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by management for various purposes, including as a measure of Antero’s operating performance (both on a consolidated and Stand-Alone basis), in presentations to the company’s board of directors, and as a basis for strategic planning and forecasting. Adjusted EBITDAX is also used by the board of directors as a performance measure in determining executive compensation. Adjusted EBITDAX, as defined by our credit facility, is used by our lenders pursuant to covenants under our revolving credit facility and the indentures governing the company’s senior notes.

There are significant limitations to using Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX as measures of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect the company’s net income on a consolidated and Stand-Alone basis, the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDAX reported by different companies.  In addition, Adjusted EBITDAX and Stand-Alone Adjusted EBITDAX provide no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.

	Stand-Alone		Consolidated
	Three months ended September 30,		Three months ended September 30,
(in thousands)	2017	2018	2017	2018
Net (loss) attributable to Antero Resources Corporation	$(135,063)	(154,419)	$(135,063)	(154,419)
Net Income attributable to noncontrolling interest	—	—	45,063	76,447
Commodity derivative fair value (gains) losses	65,957	(57,020)	65,957	(57,020)
Gains on settled commodity derivatives	61,479	71,144	61,479	71,144
Marketing derivative fair value losses	—	43	—	43
Losses on settled marketing derivatives	—	(16,060)	—	(16,060)
Interest expense	60,906	57,633	70,059	74,528
Income tax expense (benefit)	(45,078)	18,953	(45,078)	18,953
Depletion, depreciation, amortization, and accretion	177,070	205,408	207,626	243,897
Impairment of unproved properties	41,000	221,095	41,000	221,095
Impairment of gathering systems and facilities	—	—	—	1,157
Exploration expense	1,599	666	1,599	666
Gain on change in fair value of contingent acquisition consideration	(2,556)	(4,020)	—	—
Equity-based compensation expense	19,248	11,674	26,447	16,202
Equity in earnings of unconsolidated affiliates	—	—	(7,033)	(10,706)
Distributions from unconsolidated affiliates	—	—	4,300	11,765
Equity in (earnings) loss of Antero Midstream Partners LP	4,874	23,363	—	—
Distributions from Antero Midstream Partners LP	34,839	41,031	—	—
Adjusted EBITDAX	284,275	419,491	336,356	497,692
Interest expense	(60,906)	(57,633)	(70,059)	(74,528)
Exploration expense	(1,599)	(666)	(1,599)	(666)
Changes in current assets and liabilities	38,129	5,505	29,899	(2,053)
Proceeds from derivative monetizations	749,906	—	749,906	—
Other non-cash items	101	315	719	1,013
Net cash provided by operating activities	$1,009,906	367,012	$1,045,222	421,458
Adjusted EBITDAX	$284,275	419,491	$336,356	497,692
Production (MMcfe)	213,159	250,046	213,159	250,046
Adjusted EBITDAX margin per Mcfe	$1.33	1.68	$1.58	1.99

The following table reconciles Antero’s Stand-Alone net income to Adjusted EBITDAX for the twelve months ended September 30, 2018, as used in this release (in thousands):

Stand-Alone
Twelve months ended September 30,
(in thousands)	2018
Net income attributable to Antero Resources Corporation	$210,898
Commodity derivative fair value gains	(334,617)
Gains on settled commodity derivatives	344,917
Marketing derivative fair value gains	(72,687)
Gains on settled marketing derivatives	78,098
Interest expense	219,206
Loss on early extinguishment of debt	1,205
Income tax benefit	(397,638)
Depletion, depreciation, amortization, and accretion	787,598
Impairment of unproved properties	482,568
Impairment of gathering systems and facilities	4,470
Exploration expense	7,050
Gain on change in fair value of contingent acquisition consideration	(15,645)
Equity-based compensation expense	57,496
Equity in (earnings) loss of Antero Midstream	92,545
Distributions from Antero Midstream	149,292
Adjusted EBITDAX	$1,614,756

Antero Midstream Adjusted EBITDA & Distributable Cash Flow

Antero Midstream views Adjusted EBITDA as an important indicator of its performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, gain on sale of assets, depreciation expense, impairment expense, accretion, equity-

based compensation expense, excluding equity in earnings of unconsolidated affiliates and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of Antero Midstream’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of Antero Midstream from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are Non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The Non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

	Three Months Ended September 30,
	2017	2018
Net income	$80,893	119,764
Interest expense	9,311	16,988
Impairment of property and equipment expense	—	1,157
Depreciation expense	30,556	38,456
Accretion of contingent acquisition consideration	2,556	4,020
Accretion of asset retirement obligations	—	33
Equity-based compensation	7,199	4,528
Equity in earnings of unconsolidated affiliates	(7,033)	(10,706)
Distributions from unconsolidated affiliates	4,300	11,765
Adjusted EBITDA	127,782	186,005
Interest paid	(20,554)	(24,958)
Decrease in cash reserved for bond interest (1)	8,831	8,734
Income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards (2)	(1,500)	(1,500)
Maintenance capital expenditures (3)	(10,771)	(10,964)
Distributable Cash Flow	$103,788	157,317

Distributions Declared to Antero Midstream Holders
Limited Partners	$63,454	82,302
Incentive distribution rights	19,067	37,815
Total Aggregate Distributions	$82,521	120,117

DCF coverage ratio	1.3x	1.3x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia and Ohio. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero expects, believes or anticipates will or may occur in the future, such as those regarding the expected sources of funding and timing for completion of the share repurchase program if at all, statements regarding the simplification transaction, including the expected consideration to be received in connection with the closing of the simplification transaction, future commodity prices, future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, Stand-Alone Adjusted EBITDAX, Stand-Alone Adjusted Operating Cash Flow, Free Cash Flow, leverage targets, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, estimated realized natural gas, natural gas liquids and oil prices, acreage quality, access to multiple gas markets, expected drilling and development plans (including the number, type, lateral length and location of wells to be drilled, the number and type of drilling rigs and the number of wells per pad), projected well costs, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Antero’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, the expected timing and likelihood of completion of the simplification transaction, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2017.

No Offer or Solicitation

This communication relates to a proposed business combination transaction between Antero Midstream and AMGP. This communication is for informational purposes only and does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, in any jurisdiction, pursuant to the transaction or otherwise, nor shall there be any sale, issuance, exchange or transfer of the securities referred to in this document in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Additional Information And Where To Find It

In connection with the transaction, AMGP will file with the U.S. Securities and Exchange Commission (“SEC”) a registration statement on Form S-4, that will include a joint proxy statement of Antero Midstream and AMGP and a prospectus of AMGP. The transaction will be submitted to Antero Midstream unitholders and AMGP shareholders for their consideration. Antero Midstream and AMGP may also file other documents with the SEC regarding the transaction. The definitive joint proxy statement/prospectus will be sent to the shareholders of AMGP and unitholders of Antero Midstream. This document is not a substitute for the registration statement and joint proxy statement/prospectus that will be filed with the SEC or any other documents that AMGP or Antero Midstream may file with the SEC or send to shareholders of AMGP or unitholders of Antero Midstream in connection with the transaction. INVESTORS AND SECURITY HOLDERS OF ANTERO MIDSTREAM AND AMGP ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE TRANSACTION WHEN IT BECOMES AVAILABLE AND ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TRANSACTION AND RELATED MATTERS.

Investors and security holders will be able to obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and all other documents filed or that will be filed with the SEC by AMGP or Antero Midstream through the website maintained by the SEC at http://www.sec.gov. Copies of documents filed with the SEC by Antero Midstream will be made available free of charge on Antero Midstream’s website at http://investors.anteromidstream.com/investor-relations/AM, under the heading “SEC Filings,” or by directing a request to Investor Relations, Antero Midstream Partners LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310. Copies of documents filed with the SEC by AMGP will be made available free of charge on AMGP’s website at http://investors.anteromidstreamgp.com/Investor-Relations/AMGP or by directing a request to Investor Relations, Antero Midstream GP LP, 1615 Wynkoop Street, Denver, Colorado 75219, Tel. No. (303) 357-7310.

Participants In The Solicitation

Antero, AMGP, Antero Midstream and the directors and executive officers of AMGP’s and Antero Midstream’s respective general partners and of Antero may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction.

Information regarding the directors and executive officers of Antero Midstream’s general partner is contained in Antero Midstream’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018, and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at http://www.sec.gov or by accessing Antero Midstream’s website at http://www.anteromidstream.com. Information regarding the executive officers and directors of AMGP’s general partner is contained in AMGP’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing AMGP’s website at http://www.anteromidstream.com. Information regarding Antero’s executive officers and directors is contained in Antero’s 2018 Annual Report on Form 10-K filed with the SEC on February 13, 2018 and certain of its Current Reports on Form 8-K. You can obtain a free copy of this document at the SEC’s website at www.sec.gov or by accessing Antero’s website at http:// www.anteroresources.com.

Investors may obtain additional information regarding the interests of those persons and other persons who may be deemed participants in the proposed transaction by reading the joint proxy statement/prospectus regarding the proposed transaction when it becomes available. You may obtain free copies of this document as described above.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2017 and September 30, 2018

(unaudited)

(In thousands, except per share amounts)

	December 31, 2017	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$28,441	—
Accounts receivable, net of allowance for doubtful accounts of $1,320 at December 31, 2017 and $1,195 at September 30, 2018, respectively	34,896	46,604
Accrued revenue	300,122	354,010
Derivative instruments	460,685	493,354
Other current assets	8,943	12,664
Total current assets	833,087	906,632
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	2,266,673	1,928,990
Proved properties	11,096,462	12,306,198
Water handling and treatment systems	946,670	993,285
Gathering systems and facilities	2,050,490	2,384,041
Other property and equipment	57,429	62,739
	16,417,724	17,675,253
Less accumulated depletion, depreciation, and amortization	(3,182,171)	(3,890,834)
Property and equipment, net	13,235,553	13,784,419
Derivative instruments	841,257	672,768
Investments in unconsolidated affiliates	303,302	392,893
Other assets	48,291	45,823
Total assets	$15,261,490	15,802,535

Liabilities and Equity
Current liabilities:
Accounts payable	$62,982	91,940
Accrued liabilities	443,225	457,216
Revenue distributions payable	209,617	245,832
Derivative instruments	28,476	10,456
Other current liabilities	17,796	8,427
Total current liabilities	762,096	813,871
Long-term liabilities:
Long-term debt	4,800,090	5,487,004
Deferred income tax liability	779,645	782,145
Derivative instruments	207	—
Other liabilities	43,316	48,363
Total liabilities	6,385,354	7,131,383
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; 316,379 shares and 317,086 shares issued and outstanding at December 31, 2017 and September 30, 2018, respectively	3,164	3,171
Additional paid-in capital	6,570,952	6,611,348
Accumulated earnings	1,575,065	1,299,094
Total stockholders’ equity	8,149,181	7,913,613
Noncontrolling interests in consolidated subsidiary	726,955	757,539
Total equity	8,876,136	8,671,152
Total liabilities and equity	$15,261,490	15,802,535

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended September 30, 2017 and 2018
(unaudited)

(In thousands, except per share amounts)

	Three Months Ended September 30,
	2017	2018
Revenue:
Natural gas sales	$409,141	527,122
Natural gas liquids sales	224,533	338,269
Oil sales	26,527	59,722
Commodity derivative fair value gains (losses)	(65,957)	57,019
Gathering, compression, water handling and treatment	2,869	4,844
Marketing	50,767	89,598
Marketing derivative fair value losses	—	(42)
Total revenue	647,880	1,076,532
Operating expenses:
Lease operating	23,491	36,269
Gathering, compression, processing, and transportation	282,134	326,504
Production and ad valorem taxes	22,995	30,518
Marketing	78,884	151,764
Exploration	1,599	666
Impairment of unproved properties	41,000	221,094
Impairment of gathering systems and facilities	—	1,157
Depletion, depreciation, and amortization	206,968	243,186
Accretion of asset retirement obligations	658	710
General and administrative (including equity-based compensation expense of $26,447 and $16,202 in 2017 and 2018, respectively)	62,203	59,860
Total operating expenses	719,932	1,071,728
Operating income (loss)	(72,052)	4,804
Other income (expenses):
Equity in earnings of unconsolidated affiliates	7,033	10,705
Interest	(70,059)	(74,528)
Total other expenses	(63,026)	(63,823)
Loss before income taxes	(135,078)	(59,019)
Provision for income tax (expense) benefit	45,078	(18,953)
Net loss and comprehensive loss including noncontrolling interests	(90,000)	(77,972)
Net income and comprehensive income attributable to noncontrolling interests	45,063	76,447
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(135,063)	(154,419)

Loss per common share—basic and diluted	$(0.43)	(0.49)

Weighted average number of shares outstanding:
Basic and diluted	315,463	317,082

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Nine Months Ended September 30, 2017 and 2018

(In thousands)

	Nine Months Ended September 30,
	2017	2018
Cash flows provided by (used in) operating activities:
Net income (loss) including noncontrolling interests	$255,523	(64,437)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	612,823	711,581
Impairment of unproved properties	83,098	406,068
Impairment of gathering systems and facilities	—	9,658
Commodity derivative fair value gains	(458,459)	(134,793)
Gains on settled commodity derivatives	137,392	268,369
Proceeds from derivative monetizations	749,906	—
Marketing derivative fair value gains	—	(94,081)
Gains on settled marketing derivatives	—	78,098
Deferred income tax expense	105,087	2,500
Equity-based compensation expense	78,925	56,429
Equity in earnings of unconsolidated affiliates	(12,887)	(27,832)
Distributions of earnings from unconsolidated affiliates	10,120	29,660
Other	1,191	2,945
Changes in current assets and liabilities:
Accounts receivable	1,771	4,653
Accrued revenue	28,375	(53,888)
Other current assets	(3,836)	(3,721)
Accounts payable	4,731	8,177
Accrued liabilities	43,043	27,446
Revenue distributions payable	56,982	36,215
Other current liabilities	(977)	(2,649)
Net cash provided by operating activities	1,692,808	1,260,398
Cash flows used in investing activities:
Additions to proved properties	(179,318)	—
Additions to unproved properties	(182,207)	(130,381)
Drilling and completion costs	(946,508)	(1,125,660)
Additions to water handling and treatment systems	(143,470)	(77,385)
Additions to gathering systems and facilities	(254,619)	(337,448)
Additions to other property and equipment	(11,417)	(5,371)
Investments in unconsolidated affiliates	(216,776)	(91,419)
Change in other assets	(16,148)	(2,675)
Other	2,156	—
Net cash used in investing activities	(1,948,307)	(1,770,339)
Cash flows provided by (used in) financing activities:
Issuance of common units by Antero Midstream Partners LP	248,949	—
Proceeds from sale of common units of Antero Midstream Partners LP held by Antero Resources Corporation	311,100	—
Borrowings (repayments) on bank credit facilities, net	(198,000)	682,000
Distributions to noncontrolling interests in consolidated subsidiary	(102,053)	(188,775)
Employee tax withholding for settlement of equity compensation awards	(8,500)	(8,205)
Other	(3,913)	(3,520)
Net cash provided by financing activities	247,583	481,500
Net decrease in cash and cash equivalents	(7,916)	(28,441)
Cash and cash equivalents, beginning of period	31,610	28,441
Cash and cash equivalents, end of period	$23,694	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$174,324	179,489

Increase (decrease) in accounts payable and accrued liabilities for additions to property and equipment	$(3,084)	7,325

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended September 30, 2017 and 2018:

			Amount of
	Three Months Ended September 30,		Increase	Percent
(in thousands)	2017	2018	(Decrease)	Change
Revenue:
Natural gas sales	$409,141	$527,122	$117,980	29%
NGLs sales	224,533	338,269	113,736	51%
Oil sales	26,527	59,722	33,196	125%
Commodity derivative gains (losses)	(65,957)	57,019	122,977	(186)%
Gathering, compression, water handling and treatment	2,869	4,844	1,976	69%
Marketing	50,767	89,598	38,831	76%
Marketing derivative loss	—	(42)	(43)	*
Total revenue	647,880	1,076,533	428,653	66%
Operating expenses:
Lease operating	23,491	36,269	12,778	54%
Gathering, compression, processing, and transportation	282,134	326,504	44,370	16%
Production and ad valorem taxes	22,995	30,518	7,523	33%
Marketing	78,884	151,764	72,881	92%
Exploration	1,599	666	(933)	(58)%
Impairment of unproved properties	41,000	221,094	180,095	439%
Impairment of gathering systems and facilities	—	1,157	1,157	*
Depletion, depreciation, and amortization	206,968	243,186	36,218	17%
Accretion of asset retirement obligations	658	710	53	8%
General and administrative (before equity-based compensation)	35,756	43,658	7,901	22%
Equity-based compensation	26,447	16,202	(10,245)	(39)%
Total operating expenses	719,932	1,071,728	351,798	49%
Operating income (loss)	(72,052)	4,804	76,855	*

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	7,033	10,705	3,673	52%
Interest expense	(70,059)	(74,528)	(4,469)	6%
Total other expenses	(63,026)	(63,823)	(796)	1%
Income (loss) before income taxes	(135,078)	(59,019)	76,059	*
Income tax (expense) benefit	45,078	(18,953)	(64,031)	*
Net income (loss) and comprehensive income (loss) including noncontrolling interest	(90,000)	(77,972)	12,028	*
Net income and comprehensive income attributable to noncontrolling interest	45,063	76,447	31,384	70%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$(135,063)	$(154,419)	$(19,356)	14%

Adjusted EBITDAX	$336,356	$497,692	$161,336	48%

Production data:
Natural gas (Bcf)	151	179	28	19%
C2 Ethane (MBbl)	2,789	3,579	790	28%
C3+ NGLs (MBbl)	6,927	7,343	416	6%
Oil (MBbl)	624	978	354	57%
Combined (Bcfe)	213	250	37	17%
Daily combined production (MMcfe/d)	2,317	2,718	401	17%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.71	$2.95	$0.24	9%
C2 Ethane (per Bbl)	$8.68	$15.70	$7.02	81%
C3+ NGLs (per Bbl)	$28.92	$38.41	$9.49	33%
Oil (per Bbl)	$42.50	$61.06	$18.56	44%
Weighted Average Combined (per Mcfe)	$3.10	$3.70	$0.60	19%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.37	$3.51	$0.14	4%
C2 Ethane (per Bbl)	$8.53	$15.70	$7.17	84%
C3+ NGLs (per Bbl)	$23.15	$35.32	$12.17	53%
Oil (per Bbl)	$45.40	$54.00	$8.60	19%
Weighted Average Combined (per Mcfe)	$3.39	$3.98	$0.59	17%
Average Costs (per Mcfe):
Lease operating	$0.11	$0.14	$0.03	27%
Gathering, compression, processing, and transportation	$1.73	$1.77	$0.04	2%
Production and ad valorem taxes	$0.10	$0.12	$0.02	20%
Marketing expense (gain), net	$0.13	$0.25	$0.12	92%
Depletion, depreciation, amortization, and accretion	$0.83	$0.82	$(0.01)	-1%
General and administrative (before equity-based compensation)	$0.14	$0.14	$—	0%

*Not meaningful or applicable